EXHIBIT 99.2
Board of Directors
Cinemark Holdings, Inc.
3900 Dallas Parkway, Suite 500
Piano, Texas 75093
Members of the Board:
We hereby consent to the citation by Cinemark Holdings, Inc. (the “Company”) of data reported by our source “BIAfn, Media Access Pro for Television 2006”, and to the use of our name in connection with the use of such data in the Registration Statement on Form S-l filed by the Company with the Securities and Exchange Commission.
Mark R. Fratrik, Ph. D.
Vice President
BIA Financial Network, Inc. (BIAfn)
March 14, 2007